INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Department 56, Inc. and subsidiaries on Form S-8 of our report dated February 22, 2002 (March 1, 2002 as to the first paragraph of Legal Proceedings of Note 6), appearing in the Annual Report on Form 10-K of Department 56, Inc. for the year ended December 29, 2001.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Minneapolis, Minnesota
March 28, 2002